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                                                                  EXHIBIT (b)(1)

[BANKAMERICA LOGO]






                                                                    CONFIDENTIAL



September 23, 1997



Wallace Computer Services, Inc.
2275 Cabot Drive
Lisle, Illinois  60532

ATTN:  Mr. Michael J. Halloran
       Vice President and Chief Financial Officer
       Ms. Sandra K. Brandt
       Vice President and Treasurer

Ladies and Gentlemen:

Bank of America NT&SA ("BofA") is pleased to advise you that it is willing, subject to the terms and conditions contained in this letter, the Fee Letter and in the attached Summary of Terms and Conditions (the "Term Sheet"), to commit up to $500,000,000 toward a $500,000,000 senior credit facility (the "Facility") for Wallace Computer Services, Inc. (the "Company" or "Wallace"). This commitment is predicated on a closing no earlier than October 8, 1997 unless fees are adjusted to the satisfaction of BASI and Wallace. Upon your acceptance of this commitment, BancAmerica Securities, Inc. ("BASI") will, as arranger (the "Arranger"), assemble a syndicate of lenders (together with BofA, the "Lenders"), to participate in the Facility. BofA will serve as administrative agent for the Facility (the "Administrative Agent").

BASI is a wholly-owned, direct subsidiary of BankAmerica Corporation, the parent company of BofA, and is a registered broker-dealer. Please refer to the attached "Disclosure Statement" for important additional information on this relationship.

The fees payable to the Arranger and the Administrative Agent in connection with the Facility are set forth in a separate letter of even date herewith (the "Fee Letter").

It is agreed that BofA will act as the sole and exclusive Administrative Agent for the Facility, and that BASI will act as the sole and exclusive Arranger for the Facility. You agree that no other agents, co-agents or arrangers will be appointed, and no other titles will be awarded other than Syndication Agent and Documentation Agent. Additionally, no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter) will be paid in connection with the Facility unless you and we shall so agree.





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WALLACE COMPUTER SERVICES, INC.
September 23, 1997
Page 2



You hereby authorize BASI to commence syndication efforts immediately and agree actively to assist BASI in achieving a syndication that is satisfactory to BASI, BofA and the Company. To assist BASI in its syndication efforts, (i) you agree to promptly prepare and provide to BASI and BofA all information which we may reasonably request, including all financial information and projections,
(ii) you understand that in arranging and syndicating the Facility we may use and rely upon the information and projections without independent verification thereof, (iii) you agree to use commercially reasonable efforts to ensure that the syndications efforts benefit materially from your existing lending relationships, (iv) you agree to host with BASI one or more meetings with prospective Lenders and you agree to make senior management available for these meetings, and (v) you agree to assist in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication. BASI, as Arranger, will manage all aspects of the syndication and reserves the right to allocate the commitments from and fees offered to the Lenders (such Lenders subject to your approval, not to be unreasonably withheld).

In addition to the conditions to funding or closing set forth in the Term Sheet, BofA's commitment to provide financing hereunder is subject to, among other conditions, (i) the negotiation and execution of a definitive credit agreement and other related documentation satisfactory to BofA, (ii) there being no material adverse change in the reasonable opinion of BASI and BofA in the financial condition, business, operations, properties or prospects of the Company or the Company and its consolidated subsidiaries from the date of the audited financial statements most recently provided prior to the date hereof,
(iii) the non-occurrence of any material adverse change in loan syndication conditions after the date of this letter, generally, which would affect our syndication efforts in respect of any portion of the Facility, and until the notification by BASI of the completion of the syndication of the Facility, there being no competing offering, placement, or arrangement of any debt securities or bank financing by or on behalf of the Company.

Whether or not the transactions contemplated hereby are consummated, the Company hereby agrees to indemnify and hold harmless each of BofA and BASI, and their respective directors, officers, employees and affiliates (each, an "indemnified person") from and against any and all losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) and reasonable expenses that arise out of, result from this commitment letter, or the providing or syndication of the Facility (subject, in the case of those costs and expenses of the type covered by the immediately following paragraph, to the limitations stated therein and without duplication of amounts required to be paid thereby) and to reimburse each indemnified person, upon its demand, for any legal or other expenses (including the allocated cost of in-house counsel) reasonably incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such indemnified person is a party to any action or proceeding out of which any such expenses arise), other than any of the foregoing claimed by any indemnified person to the extent incurred by reason of the gross





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WALLACE COMPUTER SERVICES, INC.
September 23, 1997
Page 3



negligence, willful misconduct or violation of law of or by BofA, BASI or their respective direct officers, employees and affiliates; provided, however that, notwithstanding the foregoing, the Company shall not be obligated to indemnify any such parties for any loss, claim, damage, liability or expense arising from a claim by BofA against the Company or by the Company against BofA in connection with this commitment letter that is found in a final, non-appealable judgment in favor of the Company (it being understood and agreed that this proviso shall not affect or limit any amount the Company may owe to BofA as a result of any such claim under the expense reimbursement provisions of this letter). Neither BofA, nor BASI, nor any of their affiliates, shall be responsible or liable to the Company or any other person for any consequential damages which may be alleged. The obligation contained in this paragraph, to the extent related to the syndication of the Facility, will survive the closing of the Facility. To the extent related to this commitment letter, the obligation contained in this paragraph will be superseded by the indemnity provided in the credit documents following the closing of the Facility. Any indemnified person will promptly notify the Company of any claim or demand against such person as a result of which such person believes it has the right to claim indemnification from the Company; provided, however, that failure to give or delay in giving such notice will not relieve the Company from its obligations thereunder except to the extent the Company is actually prejudiced by such failure or delay.

In addition, the Company hereby agrees to reimburse BofA and BASI from time to time upon demand for their reasonable out-of-pocket costs and expenses (including the allocated cost of in-house counsel) incurred by BofA and/or BASI in connection with the Facility, regardless of whether the credit agreement is executed or the Facility closes.

The terms contained in this letter and the Term Sheet are confidential and, except for disclosure to your board of directors, officers and employees, to professional advisors retained by you in connection with this transaction, and to the board of directors of, and attorneys and professional advisors retained by, in connection with this transaction, Graphic Industries, Inc., or as may be required by law, may not be disclosed in whole or in part to any other person or entity without our prior written consent.

Upon your delivery to us of a signed copy of this letter and the Fee Letter, this letter agreement shall become a binding agreement under Illinois law as of the date so accepted. BofA's commitment hereunder shall remain in effect until 6:00 p.m. Chicago time, on September 30, 1997 when, if not so accepted, BofA's commitment hereunder will terminate. This commitment will expire on November 14, 1997 if the Facility has not closed on or before that date.





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WALLACE COMPUTER SERVICES, INC.
September 23, 1997
Page 4



We are pleased to have the opportunity to work with you on this important financing.

Very truly yours,

BANK OF AMERICA NT&SA

By:
     ---------------------------------
Title:  Vice President
        --------------------------------



BANCAMERICA SECURITIES, INC.

By:
     ---------------------------------
Title:  Managing Director
        --------------------------------



ACCEPTED AND AGREED TO:

this 27th day of September, 1997



WALLACE COMPUTER SERVICES, INC.

By:  Michael J. Halloran
     ---------------------------------
Title:  Vice President
        --------------------------------






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                          BANCAMERICA SECURITIES, INC.

                              DISCLOSURE STATEMENT



BancAmerica Securities, Inc. ("BASI") is a wholly-owned, direct subsidiary of BankAmerica Corporation, the parent company of Bank of America NT&SA ("BofA"). BASI is a broker-dealer registered with the Securities and Exchange Commission, and is a member of the National Association of Securities Dealers, Inc. and the Securities Investor Protection Corporation.

BASI is not a bank. The securities and financial instruments sold, offered or recommended by BASI are not bank deposits, are not guaranteed by, and are not otherwise obligations of, any bank, thrift or other subsidiary of BankAmerica Corporation, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

From time to time, BofA's affiliates may lend to one or more issuers whose securities are underwritten, dealt in, or placed by BASI. You are referred to the relevant prospectus, offering statement or other disclosure document for material information relating to any such lending relationship, and whether the proceeds of an issue will be used to repay any such loans. Furthermore, the obligations of BASI are not those of any affiliated bank or thrift, and no such affiliated bank or thrift is responsible for securities underwritten, dealt in, or placed by BASI.

In order for BofA to better serve you, it intends to share credit and other information about you with BASI. BASI also may share credit and other information regarding you with BofA. You will be deemed to consent to such sharing of information unless you object in writing.

BASI also may participate from time to time in a primary or secondary distribution of securities offered or sold to you by it. Further, BASI may act as an investment adviser to issuers whose securities may be offered or sold to you by it.